EXHIBIT 2

                                OPTION AGREEMENT

                      CALIFORNIA MICRO DEVICES CORPORATION
                      NON-QUALIFIED STOCK OPTION AGREEMENT

         This Stock Option Agreement ("Agreement") is made and entered into this 16th day of April 2001, by and between CALIFORNIA MICRO DEVICES CORPORATION, a California corporation (the "Corporation") and Robert V. Dickinson ("Optionee"), on the terms and conditions set forth below to which Optionee accepts and agrees:

         1. The Corporation hereby grants to Optionee the "Stock Option" described below:

         Number of Shares Subject to Stock Option          450,000
         Date of Grant (Vesting Commencement Date)         April 16, 2001
         Initial Exercise Date                             April 16, 2002
         Exercise Price Per Share                          $6.40
         Expiration Date                                   April 16, 2011

The Stock Option is not granted under the Corporation's 1995 Stock Option Plan, as amended (the "Plan"); however, the definitions contained in Section 2 of the Plan are hereby incorporated by reference. Since the Stock Option is not covered by the S-8 Registration Statement governing the Plan, the Corporation agrees to prepare and file with the SEC at its expense prior to October 15, 2001, an S-8 Registration Statement covering the Stock Option and the shares of Common Stock issuable upon its exercise.

         2. The Stock Option is granted to purchase the number of shares of authorized but unissued Common Stock of the Corporation specified in Section 1 hereof (the "Shares"). The Stock Option shall expire, and all rights to exercise it shall terminate on the Expiration Date. This Stock Option is intended by the Corporation and the Optionee to be a non-qualified stock option.

         3. The Stock Option shall be exercisable in all respects in accordance with the terms of this Agreement.

         4. Optionee shall have the right to exercise the Stock Option in accordance with the following schedule: (a) Except as set forth in section 4 (e) below, the Stock Option may not be exercised in whole or in part at any time prior to the Initial Exercise Date.

                  (b) Optionee may exercise the Stock Option as to one fourth of the shares at the Initial Exercise Date.

                  (c) Optionee may exercise the Stock Option as to an additional 1/16th of the Shares at the end of each three-month period following the Initial Exercise Date.

                  (d) The right to exercise the Stock Option shall be cumulative. Optionee may buy all, or from time to time any part, of the maximum number of shares which are exercisable under the Stock Option, but in no case may Optionee exercise the Stock Option with regard to a fraction of a share, or for any share for which the Stock Option is not exercisable.

                  (e) Should there be a change in the controlling ownership of the Corporation, a sale of its assets, or a merger after which merger the outstanding voting securities of the Corporation do not represent or are not converted into a majority of the voting securities of the surviving entity, the vesting schedule set forth above shall accelerate by two full years. Thus, the vesting as of a given date on or after the occurrence of such an event shall be calculated as of the date two years after such date. For example, if there were an asset sale on December 31, 2001, then the vesting as of December 31, 2001, would be calculated as of December 31, 2003, meaning that the Stock Option would be 5/8 vested (that is, vested as to 281,250 shares) and the vesting as of April 16, 2002, would be calculated as of April 16, 2004 meaning that the Stock Option would be 3/4 vested (that is, vested as to 337,500 shares).

         5. The Optionee agrees to comply with all laws, rules, and regulations applicable to the grant and exercise of the Stock Option and the sale or other disposition of the common stock of the Corporation


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received  pursuant to the exercise of such Stock  Option,  including  compliance with the Corporation's Insider Trading Policy.

         6. The Stock Option shall not become exercisable unless and until the Corporation has determined that:

                  (a) it and Optionee have taken all actions required to register such shares under the Securities Act, or to perfect an exemption from the registration requirements thereof;

                  (b) any applicable listing requirement of any stock exchange on which such shares are listed has been satisfied; and

                  (c) all other applicable provisions of state and Federal law have been satisfied.

         7. The vesting schedule shall not impose upon the Corporation any obligation to retain the Optionee in its employ or under contract for any period or otherwise change the employment-at-will status of the Optionee.

         8. This option grant shall lapse on the earliest of the following events:

                  (i) The tenth anniversary of the date of granting the Option;

                  (ii) The first anniversary of the Optionee's death;

                  (iii) The first anniversary of the date the Optionee ceases to be an Employee due to total and permanent disability, within the meaning of
Section 22(e)(3) of the IRS Code;

                  (iv) On the date provided in sections 11, 12 and 13 of this Agreement;

                  (v) The date the Optionee files or has filed against him a petition in bankruptcy; or

                  (vi) The expiration date specified in this Agreement.

         9. The Purchase Price (the Exercise Price times the number of Shares for which the Stock Option is being exercised) shall be payable in full in cash upon the exercise of an Option (option to purchase Common Stock granted pursuant to this Agreement) except that the Optionee may also pay the Purchase Price:

                  (i) by surrendering shares of the Corporation's registered common stock in good form for transfer, owned by the Optionee and having a Fair Market Value on the date of exercise equal to the Purchase Price. The Optionee shall not surrender shares in payment of the Exercise Price if such action would cause the Corporation to recognize additional compensation expense with respect to the Stock Option for financial reporting purposes as compared to if the Optionee had paid cash to exercise the Option;

                  (ii) by delivery of a full recourse promissory note ("Note") made by the Optionee in the amount of the Purchase Price, bearing interest, compounded semiannually, at a rate not less than the rate determined under
Section 7872 of the IRS Code to insure that no "foregone interest", as defined in such section, will accrue, together with the delivery of a duly executed standard form security agreement securing the Note by a pledge of the Shares purchased; or

                  (iii) in any combination of such consideration or such other consideration and method of payment for the issuance of Shares as long as the sum of the cash so paid, the Fair Market Value of the Shares so surrendered, and the amount of any Note equals the Purchase Price.

         Payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell the shares resulting from the exercise and to deliver all or part of the sale proceeds to the Corporation in payment of part or all of the aggregate exercise price.

         10.  During the lifetime of the  Optionee,  the rights  granted by this
Agreement shall be exercisable only by the Optionee or the Optionee's conservator or legal representative and shall not be assignable or transferable except pursuant to a qualified domestic relations order as defined by the IRS Code. In the event of the Optionee's death, the Stock Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution.

         11. If Optionee ceases to be an Employee for any reason other than his death or disability, the Optionee shall have the right, subject to the provisions of this section, to exercise the Stock Option held by the Optionee at any time within ninety (90) days after his or her termination of employment, but not beyond the otherwise applicable term of the Option and only to the extent that on such date of termination of employment the Optionee's right to exercise
such  Option  had  vested.   For  purposes  of  this  section,   the


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employment relationship shall be treated as continuing intact while the Optionee is an active employee of the Corporation, or is on military leave, sick leave, or other bona fide leave of absence to be determined in the sole discretion of the Compensation Committee. Notwithstanding the foregoing, if Optionee resigns for "Good Reason" or if the employment of Optionee is terminated without "cause", then the Optionee shall be entitled to exercise the Stock Option for twelve months following the date of such resignation or termination and the Stock Option shall be vested as provided in Section 4 but accelerated one year. Thus the vesting shall be calculated as of the date one year after the date of such resignation or termination. For example, if there were an employment termination without Cause on December 31, 2001, then the vesting would be calculated as of December 31, 2002, meaning that the Stock Option would be 3/8ths vested (that is, vested as to 168,750 shares) or if the Optionee resigned for Good Reason on April 16, 2002, then the vesting would be calculated as of April 16, 2003, meaning that the Stock Option would be 1/2 vested (that is, vested as to 225,000 shares). For purposes of this Agreement, "Good Reason" shall be deemed to exist if the Corporation's principal executive offices are relocated more than 50 miles away from Milpitas, there is a material reduction in Optionee's duties as CEO, or the salary, bonus or benefits of Optionee (other than benefits afforded all Corporation employees) are reduced without Optionee's prior written consent. For purposes of this Agreement, "Cause" shall mean that Optionee has been convicted of a felony or theft or has committed a willful act of misconduct.

         12. If Optionee dies while an Employee, or after ceasing to be an Employee but during the period while he or she could have exercised an Option under Section 11, the Stock Option granted to the Optionee may be exercised, to the extent it had vested at the time of death and subject to the Plan, at any time within 12 months after the Optionee's death, by the executors or administrators of his or her estate or by any person or persons who acquire the Option by will or the laws of descent and distribution, but not beyond the otherwise applicable term of the Option.

         13. If Optionee ceases to be an Employee due to becoming totally and permanently disabled within the meaning of Section 22(e)(3) of the IRS Code, the Stock Option granted to the Optionee may be exercised to the extent it had vested at the time of cessation and, subject to the Plan, at any time within 12 months after the Optionee's termination of employment, but not beyond the otherwise applicable term of the Option.

         14. Optionee, or a transferee of an Optionee, shall have no rights as a shareholder of the Corporation with respect to any Shares for which his Option is exercisable until the date of the issuance of a stock certificate for such Shares. No adjustment shall be made for dividends, ordinary or extraordinary or whether in currency, securities, or other property, distributions, or other rights for which the record date is prior to the date such stock certificate is issued.

         15. Except as expressly provided in this section, Optionee shall have no rights by reason of any payment of any stock dividend, stock split or reverse stock split or any other increase or decrease in the number of shares of stock of any class, or by reason of any reorganization, consolidation, dissolution, liquidation, merger, exchange, split-up or reverse split-up, or spin-off of assets or stock of another corporation. Any issuance by the Corporation of Shares, Options or securities convertible into Shares or Options shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of the Shares for which this Option is exercisable. In the event of a stock split, reverse stock split, stock dividend, or other like event, or in the event of a merger involving the Corporation in which the Corporation is not the surviving entity or other reclassification or reorganization, the number of shares, class of stock, and Exercise Price of the Stock Option shall be adjusted so that Optionee would receive upon exercise of the Stock Option the same number of shares of the same class of stock for the same aggregate Exercise Price as though Optionee had exercised the Stock Option immediately prior to such event and held the shares so acquired when the event occurred. If any of the other events described in the first sentence of this
Section 15 should occur, the Committee shall have the right, but not the obligation, to revise the terms of this Option in a manner the Committee, in its sole discretion, deems fair and reasonable given the transaction involved; provided, that, if necessary or appropriate in connection with such event, the Committee may declare that the Stock Option shall terminate as of a date fixed by the Committee and give Optionee the right to exercise the Stock Option in whole or in part, including exercise as to Shares to which the Option would not otherwise be exercisable.

         16. The grant this Option shall not affect or restrict in any way the right or power of the

Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

         17. The Corporation shall not be under any obligation to issue any Shares upon the exercise of this Option unless and until the Corporation has determined that: (i) it and the Optionee have taken all actions required to register the Shares under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state and Federal law have been satisfied.

         18. The Compensation Committee may grant Optionee the right to exercise the Option prior to the complete vesting of such Option. Without limiting the generality of the foregoing, the Committee may provide that if the Option is exercised prior to having completely vested, the Shares issued upon such exercise shall remain subject to vesting at the same rate as under the Option so exercised and shall be subject to a right, but not an obligation, of repurchase by the Corporation with respect to all unvested Shares if the Optionee ceases to be an Employee for any reason. For the purposes of facilitating the enforcement of any such right of repurchase, at the request of the Committee, the Optionee shall enter into Joint Escrow Instructions with the Corporation and deliver every certificate for his unvested Shares with a stock power executed in blank by the Optionee and by the Optionee's spouse, if required for transfer.

         19. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of this Option shall be used for general corporate purposes.

         20. In the event the Corporation or a Affiliate determines that it is required to withhold Federal, state, or local taxes in connection with the exercise of an Option or the disposition of Shares issued pursuant to the exercise of an Option, the Optionee or any person succeeding to the rights of the Optionee, as a condition to such exercise or disposition, may be required to make arrangements satisfactory to the Corporation or the Affiliate to enable it to satisfy such withholding requirements.

         21. In granting options hereunder, neither the Corporation nor any Affiliate makes any representations or undertakings with respect to the initial qualification or treatment of Options under federal or state tax or securities laws. The Corporation and each Affiliate expressly disavows the creation of any rights in Optionee, or beneficiaries of any obligations on the part of the Corporation, any Affiliate or the Committee, except as expressly provided herein.

         22. Notwithstanding any other provision of this Agreement, if the Stock Option were going to terminate at a time when the Optionee could not, on the same day Optionee exercised the Stock Option, resell the Shares (either due to potential liability for short swing profit under Section 16 of the Securities Exchange Act of 1934, as amended, due to Optionee knowing material non-public information, or due to Optionee being prohibited from selling stock due to the Corporation's insider trading policies), then the term of the Option shall be extended until ten business days after such date as Optionee is able to exercise and sell the resulting Shares.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Stock Option Agreement, in the case of the Corporation by its duly authorized officer, as of the date and year written above.

OPTIONEE                                  CALIFORNIA MICRO DEVICES
                                          CORPORATION

/s/ Robert V. Dickinson                   By: /s/ Scott Hover-Smoot
------------------------------------          ----------------------------------
    Robert V. Dickinson                           Scott Hover-Smoot
                                          Its:    Vice President and Secretary

Address:  8 Siskiyou Place
          Menlo Park, CA  94025